As filed with the Securities and Exchange Commission on September 12, 2022

Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM S-8
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

NortonLifeLock Inc.
(Exact Name of Registrant as Specified in Its Charter)

Delaware (State or Other Jurisdiction of Incorporation or Organization)	77-0181864 (I.R.S. Employer Identification No.)

60 E. Rio Salado Parkway, Suite 1000
Tempe, AZ 85281
(Address of Principal Executive Offices and Zip Code)

Avast plc 2018 Long Term Incentive Plan

(Full Title of the Plan)

Bryan Ko
Chief Legal Officer and Corporate Secretary
60 E. Rio Salado Parkway, Suite 1000
Tempe, AZ 85281
(Name and Address of Agent For Service)

(650) 527-8000
(Telephone Number, Including Area Code, of Agent For Service)

Copy to:

Sophia Hudson, P.C.

Kirkland & Ellis LLP
601 Lexington Avenue
New York, New York 10022
Telephone: 212-446-4750

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.☐

Large accelerated filer	☒	Accelerated filer	☐
Non-accelerated filer	☐	Smaller reporting company	☐
		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

EXPLANATORY NOTE

On September 12, 2022, NortonLifeLock Inc. (“Norton” or the “Registrant”) completed its acquisition of Avast plc (“Avast”) (the “Merger”). The Merger was effected by means of a scheme of arrangement under Part 26 of the UK Companies Act 2006, as amended, sanctioned by the High Court of Justice in England and Wales (the “Scheme”) and in accordance with the announcement pursuant to Rule 2.7 of the UK City Code on Takeovers and Mergers issued on August 10, 2021, and a co-operation agreement among Norton, Avast and Nitro Bidco Limited (the “Co-operation Agreement”), dated as of August 10, 2021, as amended on July 15, 2022, by and among the Company, Nitro Bidco Limited and Avast. The Scheme became effective at 1:00 P.M., Eastern Daylight Time, on September 9, 2022 (the “Effective Time”) pursuant to the order of the High Court of Justice in England and Wales sanctioning the Scheme under Section 899 of the UK Companies Act 2006 and, as a result, Avast became a wholly-owned subsidiary of Norton.

The Co-operation Agreement contains provisions that apply in respect of the Avast plc 2018 Long Term Incentive Plan, as amended from time to time (the “Plan”). Pursuant to the Co-operation Agreement, at the Effective Time:

•               each Avast restricted stock unit award with respect to Avast ordinary shares that was outstanding immediately prior to the Effective Time under the Plan was substituted by Norton with a corresponding Norton restricted stock unit award relating to shares of Common Stock, with the number of shares of Common Stock subject to such award determined in accordance with the formulas set forth in the Co-operation Agreement, and

•               each Avast performance stock unit award with respect to Avast ordinary shares that was outstanding as of immediately prior to the Effective Time under the Plan was substituted by Norton with a Norton restricted stock unit award relating to shares of Common Stock, that vests based on the holder’s continued service following the Effective Time, with the number of shares of Common Stock subject to such award determined in accordance with the formulas set forth in the Co-operation Agreement.

As at the date of the Effective Date, there were outstanding awards under the Plan of an aggregate of 10,027,439 Avast ordinary shares.

Norton also became the plan sponsor of the Plan and is registering 8,041,071 shares of Norton’s common stock, par value $0.01 per share (the “Common Stock”) to be offered and sold under the Plan.

PART I

INFORMATION REQUIRED IN THE SECTION 10(A) PROSPECTUS

The information called for by Part I of Form S-8 will be delivered to employees, without charge, as specified by Rule 428 under the Securities Act of 1933, as amended (the “Securities Act”). In accordance with the rules and regulations of the Securities and Exchange Commission (the “Commission”), such information is not being filed with the Commission as part of this Registration Statement.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference.

The following documents, which have been filed by the Registrant with the Commission, are hereby incorporated by reference in this Registration Statement:

(a)	Registrant’s Annual Report on Form 10-K for the fiscal year ended April 1, 2022, filed with the Commission on May 20, 2022, including the information specifically incorporated by reference therein from our Definitive Proxy Statement on Schedule 14A filed with the Commission on August 3, 2022;

(b)	all other reports filed pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended (“Exchange Act”) since the end of the fiscal year covered by the Registrant’s Annual Report referred to in (a) above; and

(c)	the description of the Registrant’s securities contained in the Registrant’s Registration Statement on Form 8-A filed with the Commission on May 24, 1989, as amended by the description of the Registrant’s securities contained in Exhibit 4.02 of the Registrant’s Annual Report on Form 10-K filed with the Commission on May 20, 2022 and as further amended by any subsequent amendment or report filed for the purpose of updating such description.

All documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act, prior to the filing of a post-effective amendment to this Registration Statement which indicates that all securities offered hereby have been sold or which deregisters all securities remaining unsold, shall be deemed to be incorporated by reference in this registration statement and to be a part hereof from the date of filing of such documents.

Unless expressly incorporated into this Registration Statement, a report furnished on Form 8-K prior or subsequent to the date hereof shall not be incorporated by reference into this Registration Statement, except as to specific sections of such statements as set forth therein. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained in any subsequently filed document which also is deemed to be incorporated by reference herein modifies or supersedes such statement.

Item 4.	Description of Securities.

Not applicable.

Item 5.	Interests of Named Experts and Counsel.

Not applicable.

Item 6.	Indemnification of Directors and Officers.

Section 145 of the Delaware General Corporation Law (the “DGCL”) authorizes a court to award, or a corporation’s board of directors to grant, indemnity to directors and officers in terms sufficiently broad to permit such indemnification under certain circumstances for liabilities (including reimbursement for expenses incurred) arising under the Securities Act.

As permitted by Sections 102(b)(7) and 145 of the DGCL, the Registrant’s Amended and Restated Certificate of Incorporation includes a provision that eliminates the personal liability of its directors for monetary damages for breach of fiduciary duty as a director, except for liability:

•	for any breach of the director’s duty of loyalty to Registrant or its stockholders;

•	for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of the law;

•	under Section 174 of the DGCL regarding unlawful dividends and stock purchases; and

•	for any transaction from which the director derived an improper personal benefit.

Article 7 of the Registrant’s Amended and Restated Certificate of Incorporation, as amended, limits the liability of directors to the fullest extent permitted by Section 102(b)(7).

As permitted by the DGCL, Registrant’s Amended and Restated Bylaws (the “Bylaws”) provide that:

•	the Registrant is required to indemnify its directors and officers to the fullest extent permitted by the DGCL, subject to limited exceptions;

•	the Registrant is required to advance expenses, as incurred, to its directors and officers in connection with a legal proceeding to the fullest extent permitted by the DGCL, subject to limited exceptions; and

•	the rights conferred in the Bylaws are not exclusive.

Registrant has entered into indemnity agreements with each of its current directors and officers to give such directors and officers additional contractual assurances regarding the scope of the indemnification set forth in Registrant’s Amended and Restated Certificate of Incorporation and Bylaws and to provide additional procedural protections.

Registrant maintains directors’ and officers’ liability insurance and has extended that coverage for public securities matters.

See also the undertakings set out in response to Item 9.

In addition, the Registrant has entered into various merger agreements and registration rights agreements in connection with its acquisitions of and mergers with various companies and its financing activities under which the parties to those agreements have agreed to indemnify the Registrant and its directors, officers, employees and controlling persons against specified liabilities.

Item 7.	Exemption from Registration Claimed.

Not applicable.

Item 8.	Exhibits.

Exhibit Number	Exhibit Description
4.01	Amended and Restated Certificate of Incorporation of the Registrant, and all amendments thereto (incorporated herein by reference to Exhibit 3.01 to the Registrant’s Annual Report on Form 10-K filed on May 20, 2022).
4.02	Amended and Restated Bylaws of the Registrant (incorporated herein by reference to Exhibit 3.02 to the Registrant’s Annual Report on Form 10-K filed on May 20, 2022).
5.01	Opinion of Kirkland & Ellis LLP.
23.01	Consent of KPMG LLP, Independent Registered Public Accounting Firm.
23.02	Consent of Ernst & Young LLP, Independent Auditors.
23.03	Consent of Kirkland & Ellis LLP (filed as part of Exhibit 5.01).
24.01	Power of Attorney (incorporated by reference to the signature page hereto).
99.01	Avast plc 2018 Long Term Incentive Plan.
107	Filing Fee Table.

Item 9.	Undertakings.

A.	The undersigned Registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)	To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement - notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in this Registration Statement; and

(iii)	To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

provided, however, that paragraphs A(1)(i) and A(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

(2)	That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

B.	The undersigned Registrant hereby undertakes that, for purposes of determining liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

C.	Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the indemnification provisions summarized in Item 6, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

To effect the above, each of the undersigned has executed this Power of Attorney as of the date indicated beside each name.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Mountain View, State of California, on September 12, 2022.

NortonLifeLock Inc.

By:	/s/ Vincent Pilette
Vincent Pilette, Chief Executive Officer

POWER OF ATTORNEY TO SIGN AMENDMENTS

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below (each being an officer and/or director of the Registrant) does hereby constitute and appoint Vincent Pilette and Bryan Ko, and each of them, with full power of substitution, such person’s true and lawful attorneys-in-fact and agents for such person in such person’s name, place and stead, in any and all capacities, to sign any or all amendments (including post-effective amendments) to this Registration Statement on Form S-8 and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises in order to effectuate the same as fully, to all intents and purposes, as such person might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents may lawfully do or cause to be done by virtue hereof. This Power of Attorney may be signed in one or more counterparts.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement on Form S-8 has been signed by the following persons in the capacities and on the dates indicated.

Signature	Capacity	Date

/s/ Vincent Pilette	Chief Executive Officer and Director	September 12, 2022
Vincent Pilette	(Principal Executive Officer)

/s/ Natalie Derse	Chief Financial Officer	September 12, 2022
Natalie Derse	(Principal Financial Officer)

/s/ Frank E. Dangeard	Chair of the Board	September 12, 2022
Frank E. Dangeard

/s/ Sue Barsamian	Director	September 12, 2022
Sue Barsamian

/s/ Erik K. Brandt	Director	September 12, 2022
Erik K. Brandt

/s/ Nora Denzel	Director	September 12, 2022
Nora Denzel

/s/ Peter A. Feld	Director	September 12, 2022
Peter A. Feld

/s/ Kenneth Hao	Director	September 12, 2022
Kenneth Hao

/s/ Emily Heath	Director	September 12, 2022
Emily Heath

/s/ Sherrese Smith	Director	September 12, 2022
Sherrese Smith